Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS OCTOBER
COMPARABLE STORE SALES INCREASE NINE PERCENT

     PEMBROKE PINES, FL., November 4, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended October 30, 2004 increased nine percent after increasing ten percent during the corresponding four-week period last year. Total sales during the four-week period ended October 30, 2004 increased 11 percent to $91,909,000 compared with $82,615,000 for the comparable four-week period last year.

     Comparable store sales results for October 2004 compared to October 2003 were as follows:

     • Claire’s North America: positive high single digits

     • Claire’s International: positive mid single digits

     • Icing by Claire’s: positive mid teens

     Sales for the third quarter ended October 30, 2004 increased 12 percent to $296,783,000, compared with sales of $264,146,000 during last year’s third fiscal quarter. Comparable store sales increased nine percent this fiscal quarter following an eight percent increase during the third quarter of Fiscal 2004.

     For the first nine months of Fiscal 2005, sales have increased 15 percent to $883,566,000 compared to sales of $768,851,000 for the comparable period last year. Comparable store sales increased 10 percent for the first nine months of this fiscal year, compared to an increase of seven percent during the first nine months of Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “As we report our sixth consecutive month of positive comparable store sales results for our international division, there is no doubt that progress is being realized. The international operation consists of our stores in the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Over the past year, we have focused on a variety of initiatives. The most significant has been to bring our inventory more closely in line with that found in our North American stores. Equally important is the fact that we have been increasing the jewelry selection abroad. These collective efforts, which are still underway, have led to measurable improvements in our performance. The positive results support our belief that Claire’s European customers are, for the most part, interested in the same fashion trends as their North American counterparts. Regional differences will never be ignored, but the popularity of major trends spreads throughout the world more quickly than ever before.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “October is typically a transition month, as the frenzy of back to school shopping dissipates and the excitement of shopping for the holidays has not yet begun to build momentum. This is also a time of year when we are facing difficult year over year comparisons. As we head into the fourth quarter, we believe we have a tremendous assortment of the latest jewelry and accessory offerings in both our Claire’s and Icing by Claire’s stores and that we are positioned to offer our customers unparalleled selection and value during the crucial holiday selling season.”

CLAIRE’S STORES, INC.

(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
September	$105,884	$93,911	13%	10%
October	$91,909	$82,615	11%	9%
Year-to-Date	$883,566	$768,851	15%	10%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 30, 2004, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 145 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 53 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and three stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
UPhone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com